Exhibit 99.1

Item 6. Selected Financial Data

You should read the following Selected Financial Data in conjunction with Item 8, Financial Statements and Supplementary Data, which includes our consolidated financial statements and notes thereto as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016, 2015 and 2014 and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in our Form 10-K.

See Notes 1, 2, 3, 8, 9, 10 and 12 to our consolidated financial statements in Item 8, Financial Statements and Supplementary Data, of our Form 10-K for a discussion of basis of presentation, significant accounting policies, business acquisitions and divestitures, landfill and environmental costs, debt, income taxes and stockholders’ equity and their effect on comparability of year-to-year data. These historical results are not necessarily indicative of the results to be expected in the future. Amounts are in millions, except per share data.

	Years ended December 31,
	2016	2015	2014	2013	2012
Statement of Operations Data:
Revenue	$9,387.7	$9,115.0	$8,803.3	$8,417.2	$8,118.3
Expenses:
Cost of operations	5,764.0	5,518.6	5,643.1	5,234.7	5,005.7
Depreciation, amortization and depletion	991.1	970.6	906.9	877.4	848.5
Accretion	79.1	79.4	78.0	76.6	78.4
Selling, general and administrative	969.8	983.1	918.9	853.8	820.9
Withdrawal costs - multiemployer pension funds	5.6	4.5	1.5	157.7	35.8
(Gain) loss on disposition of assets and impairments, net	(0.1)	—	20.0	(1.9)	(2.7)
Restructuring charges	40.7	—	1.8	8.6	11.1

Operating income	1,537.5	1,558.8	1,233.1	1,210.3	1,320.6
Interest Expense	(371.3)	(364.9)	(348.7)	(360.0)	(388.5)
Loss on extinguishment of debt	(196.2)	—	(1.4)	(2.1)	(112.6)
Interest income	0.9	0.8	0.6	0.7	1.0
Loss from unconsolidated equity method investment	(6.1)	—	—	—	—
Other income, net	1.1	1.2	1.7	2.3	3.4

Income before income taxes	965.9	1,195.9	885.3	851.2	823.9
Provision for income taxes	352.7	445.5	337.4	262.1	251.8

Net Income	613.2	750.4	547.9	589.1	572.1
Net income attributable to noncontrolling interests in consolidated subsidiary	(0.6)	(0.5)	(0.3)	(0.2)	(0.3)

Net income attributable to Republic Services, Inc.	$612.6	$749.9	$547.6	$588.9	$571.8

Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$1.79	$2.14	$1.54	$1.63	$1.56

Weighted average common shares outstanding	343.0	350.0	356.7	362.1	366.9

Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$1.78	$2.13	$1.53	$1.62	$1.55

Weighted average common and common equivalent shares outstanding	344.4	351.4	358.1	363.4	368.0

Cash dividends per common share	$1.24	$1.16	$1.08	$0.99	$0.91

Other Operating Data:
Cash provided by operating activities	$1,847.8	$1,679.7	$1,529.8	$1,548.2	$1,513.8
Purchases of property and equipment	927.8	945.6	862.5	880.8	903.5
Proceeds from sales of property and equipment	9.8	21.2	35.7	23.9	28.7
Balance Sheet Data:
Cash and cash equivalents	$67.8	$32.4	$75.2	$213.3	$67.6
Restricted cash and marketable securities	90.5	100.3	115.6	169.7	164.2
Total assets	20,629.6	20,535.9	20,052.4	19,949.2	19,616.9
Total debt	7,658.9	7,532.9	7,019.6	7,018.1	7,070.5
Total stockholders' equity	7,693.7	7,776.6	7,747.8	7,906.1	7,705.7